Exhibit 4.2

NOVATEL WIRELESS, INC.

SETTLEMENT NOTE

$5,000,000	July 3, 2014 (“Note Date”)

FOR VALUE RECEIVED, Novatel Wireless, Inc. (“NWI” or the “Company”), promises to pay to the Escrow Agent, for the benefit of the Class (as defined in the Stipulation (as defined below)), in lawful money of the United States of America, the principal sum of $5,000,000, or such lesser amount as shall equal the outstanding principal amount hereof after any payment in accordance with Section 2 hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to 5% per annum (which rate shall represent the yield on this Note for income tax purposes), computed on the basis of the actual number of days elapsed and a year of 365 days. The interest earned on the principal amount of this Note shall be payable in cash quarterly to the Escrow Agent, as defined in that Stipulation of Settlement dated January 31, 2014 (the “Stipulation” or “Settlement”) in the In re Novatel Wireless, Inc. Securities Litigation (the “Action”). NWI shall pay the quarterly interest payments to the Escrow Agent, for the benefit of the Class, by the fifth business day following the close of each of NWI’s fiscal quarters during the term of this Note, beginning on October 7, 2014. The outstanding principal amount of this Note shall be due and payable in cash on the Maturity Date (as defined below). The obligations due under this Note are secured by a Security Agreement (the “Security Agreement”), dated July 3, 2014 and executed by the Company in favor of the Escrow Agent, for the benefit of the Class. Additional rights of the Escrow Agent, for the benefit of the Class, are set forth in the Security Agreement.

The following is a statement of the rights of the Escrow Agent, for the benefit of the Class, and the conditions to which this Note is subject, and to which the Escrow Agent, for the benefit of the Class, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) “Maturity Date” means the earlier of (i) the occurrence of an Event of Default (as defined below), or (ii) December 24, 2016, when all amounts hereunder are declared by the Escrow Agent due and payable or made automatically due and payable in accordance with the terms hereof.

(b) “Obligations” means all principal, interest and other reasonable costs and expenses (including reasonable attorneys’ fees and costs) required to be paid by the Company to the Escrow Agent, for the benefit of itself or the Class, pursuant to the terms of this Note and the Security Agreement, in each case, whether absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(c) “Transaction Documents” means, collectively, this Note and the Security Agreement.

2. Repayment. All accrued interest payable on this Note shall be due and payable in cash to the Escrow Agent, for the benefit of the Class, (a) quarterly, by the fifth business day following the close of each of NWI’s fiscal quarters during the term of this Note, beginning on October 7, 2014, and (b) on the Maturity Date. All outstanding principal on this Note shall be due and payable in cash to the Escrow Agent, for the benefit of the Class, on the Maturity Date. If any payment due date is not a business day when banks are open for business in the State of California, the applicable payment due date shall be the next business day when such banks are so open. Notwithstanding anything to the contrary contained in any Transaction Document, the Company may, at its option and from time to time and at any time prior to the Maturity Date, prepay all or any portion of the principal amount of this Note, accrued interest thereon and all other Obligations without premium or penalty.

3. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents to the extent applicable:

(a) Failure to Pay. The Company shall fail to pay (i) when due any principal on the due date hereunder; or (ii) any interest or other payment required under the terms of this Note or any other Transaction Document on the date due and such payment shall not have been made within fifteen (15) calendar days of written notice by the Escrow Agent to the Company of such failure to pay; or

(b) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within forty (40) business days of commencement; or

(d) Breaches. (i) The Company breaches, in any material respect, any covenant or other agreement made by the Company in this Note or any other Transaction Document, or (ii) any warranty made by the Company in this Note or any other Transaction Document shall prove to have been false in any material respect when made and, in each case, the Company fails to cure such breach or misstatement within ten (10) business days after the earlier of (1) an executive officer or in-house counsel of the Company becoming aware of the occurrence of such breach, or (2) written notice from the Escrow Agent – this cure period does not apply to a failure to pay as defined in paragraph 3(a) hereof; or

(e) Indebtedness. A default by the Company shall occur and be continuing under one or more agreements (other than the Transaction Documents) to which the Company is a party and pursuant to which the Company owes one or more unaffiliated third parties indebtedness (other than (i) trade payables entered into in the ordinary course of business not more than 90 days past due and (ii) trade payables for which the Company is withholding payment because of a claim being asserted by the Company in good faith against the applicable creditor) in an aggregate principal amount of $ 1,000,000 or more and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) entitles such unaffiliated third parties to accelerate the maturity date of the Company’s obligations under such agreements or terminate such unaffiliated parties’ commitments to provide indebtedness under such agreements; or

(f) Security. If, at any time after the date hereof, the Security Agreement shall become unenforceable or shall not be in full force and effect, or if, at any time, the Escrow Agent, for the benefit of the Class, ceases to have a valid and perfected security interest in any collateral purported to be covered thereby unless the Escrow Agent has failed to take all necessary steps to perfect such security interest.

4. Rights of the Escrow Agent upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Sections 3(b) or 3(c)) and at any time thereafter during the continuance of such Event of Default, the Escrow Agent may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 3(b) and 3(c), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the interest rate on this Note shall increase to 10% per annum until such time as the Escrow Agent takes possession of and liquidates the Collateral in an amount that satisfies in full all of the Obligations, and the Escrow Agent may exercise any other right, power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

5. Secured Note. The full amount of this Note is secured by the collateral identified and described as security therefor in the Security Agreement.

6. Successors and Assigns. Subject to the restrictions on transfer described in the Transaction Documents, the rights and obligations of the Company, the Escrow Agent and the Class shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

7. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Escrow Agent.

8. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Security Agreement, or at such other address or facsimile number as the Company shall have furnished to the Escrow Agent in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received; (ii) when delivered personally; (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation); (iv) one business day after being deposited with an overnight courier service of recognized standing; or (v) three business days after being deposited in the U.S. mail, first class with postage prepaid.

9. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then applicable legal maximum rate, then that portion of the interest payment representing an amount in excess of such then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

10. Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note (except those notices set forth in Section 3 hereof).

11. Transfer. The Transaction Documents may be sold or transferred by the Escrow Agent, but the Escrow Agent shall provide notice to the Company of any such sale or transfer within five (5) business days; provided that, notwithstanding the foregoing contained in this sentence, the Escrow Agent shall not sell or transfer the Transaction Documents to Lead Counsel, as defined in the Stipulation.

12. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

(Signature Page Follows)

The Company has caused this Settlement Note to be issued as of the date first written above.

Novatel Wireless, Inc.

By:

Name:	Slim Souissi

Title:	COO